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                                                                    EXHIBIT 23.2


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 15, 1996, (except as to Note 1, for which the date is July 22, 1996) in the Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-09747) and related Prospectus of The SABRE Group Holdings, Inc. for the registration of shares of its common stock.


     Our audits also included the financial statement schedule of The SABRE Group Holdings, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/  ERNST & YOUNG LLP

Dallas, Texas

September 18, 1996